EXHIBIT 10.25

Mandate Agreement

Date: [ May 8, 2023]

Dear [ Meng-Lin, Sung],

AINOS INC. TAIWAN BRANCH (USA) (the “Company”) is very pleased to offer you appointment with the Company, as [ Chief Financial Officer (CFO)]. This Mandate Agreement (the “Agreement”) sets out the terms and conditions related to your position.

1.	Effective Date / Position/ Status / Transfer

	(1)	This Agreement will be effective from [May 8, 2023].

(2)

In the position of [ CFO ] at the Company, you should comply with all lawful instructions from the Company, report the Company's business performance to the Board of Directors, and use your best efforts to perform all duties and obligations relating to your position to the best of your ability.

	(3)	You agree that the Company may unilaterally transfer your work place, position, and work assignment.

(4)

You understand and agree that you are a mandate manager according to this Agreement, the Civil Code and the Company Act. You are not subject to relevant labor regulations including but not limited to the Labor Standards Law. The Company may terminate your appointment and this Agreement at any time without any statutory ground or statutory severance payment.

2.	Exclusive Appointment

You shall devote your entire business time, attention and energy to your mandate with the Company. You agree that you will not accept any other employment (or mandate position) or directly or indirectly engage in any other type of activity that could be construed as employment (or mandate) or business enterprise during the term of employment by the Company unless otherwise stipulated in this Agreement and with a written permission or request issued by the Company.

3.	Remuneration

(1)	Basic Monthly Salary: NT$[ 230,000 ] including a Monthly Meal Allowance of NT$[ 2,400].

(2)

Year End Bonus: If you have not breached of this Agreement and the Company's regulations, and are still appointed by the Company at the date of year end bonus payment, the Company will pay you [2] months’ basic monthly salaries as your year end bonus. The actual disbursement amount is calculated based on the proportion of your service period of the year of payment.

When the Company achieves its annual operating and profitability target, your variable reward target is [ 10 ]% to [ 100 ]% of your personal annual total salary. The so-called annual total salary includes the cash, securities issued by the Company and other remunerations. The actual disbursement amount will be determined by the Company's board of directors after the annual settlement based on the Company's profit and your personal work performance. The Company has the sole discretion and the specific details shall be governed by the Company's regulations.

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(3)

Your remuneration shall be regularly reviewed from time to time, and at the sole discretion of the Board. Upon payment, the Company shall withhold income tax and other applicable statutory withholdings according to the requirements of the law. After the Company's stock is successfully listed on NASDAQ, the Company's Remuneration Committee will adjust your remuneration based on the market level, and your subsequent remuneration adjustment cycle will be based on the Company's regulations.

4.	Benefit

The Company will provide you with Labor Insurance and National Health Insurance. Other benefits are based on the Company's regulations.

5.	Working Hours

(1)	You should allocate your working hours to meet the needs of the Company's business needs.

(2)	The Company will draw reference from the Labor Standards Law to provide you with regular day off, leave, and holidays.

6.	Ownership of the Property, Interest and Intellectual Proprietorship

(1)

You understand and acknowledge that the Company is the owner of all rights, titles, and interest in and to all materials, reports, information, documentation, and other written works created, compiled or produced by you during your appointment relationship with the Company; and you acknowledge that such materials, reports, information, documentation, and other written works are the sole property of the Company.

(2)

You agree that all the patents, copyrights or other rights of the creations or ideas (hereunder, “IP”) completed during the period of the appointment shall belong to the Company which shall be exclusively entitled to the right to use, modify or publish these items under the name of the Company. You acknowledge that the consideration related to the IP has been fully covered by the remuneration paid by the Company and you agree not to claim any further consideration for such IP.

(3)

You also agree to assign to the Company or its designee all right, title and interest that you may have or acquire in and to any IP that relates, in whole or in part, to the Company’s business, to the extent such IP is not already owned by the Company as a matter of law.

In the event that the Company is unable to secure your signature to any document required for any application process for such IP, you hereby appoint the Company and its duly authorized officers and agents, as your agents and attorneys-in-fact, to act on your behalf to do any lawfully permitted acts to further the application process or protection for such IP.

(4)

The ideas, creations and methods you use during your period of appointment are deemed as the Confidential Information of the Company. You shall not implement, use or disclose in any form such information in related businesses, projects, or operations during or after the appointment and shall keep the information confidential as defined in this Agreement.

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(5)

Where litigation on infringement of patent, copyright, and/or other rights shall arise against the inventions, creations, technologies, methods or data provided by you, regardless of whether or not you are still in or discharged from the appointment, you shall provide full assistance to the Company during litigation. Should you be found responsible for such infringements, you shall be held fully responsible for the consequential liability, losses, and damages.

(6)

You shall ensure that all publications, creations, inventions or matters under the protection of IP rights shall be free from infringement of the copyright, patent rights, trade secrets, and other IP rights of any third party. You shall further warrant that the information collected or acquired for use by the Company shall be collected or acquired by legal and proper means, without divulging or infringing copyrights, patent rights, trade secrets or other IP rights of any third party.

(7)

Should the Company or you be sued by a third party as a result of your violation of this Clause 6, you shall be held fully responsible for the indemnity (including but not limited to the attorney’s fees at home and abroad and the damages claimed by the IP owners at home and abroad).

7.	Non-Solicitation

(1)

You shall not during the continuance of your appointment and for a period of two (2) years after the termination of your appointment, directly or indirectly solicit or endeavor to entice away from or discourage from being employed by the Company any of its employees who are employed by the Company and with whom you had contact during your employment with the Company.

(2)

You shall not for a period of two (2) years after the termination of your appointment and whether on your own account or for any other person, firm or company directly or indirectly in connection with any business similar to or in competition with the business of the Company solicit or endeavor to entice away from the Company any person, firm or company:

A.	who or which during the two (2) years prior to the end of your appointment shall have been a client of or in the habit of dealing with the Company; and

B.	with whom or which you had personal dealings in the course of your appointment during the Two (2) years prior to the end of your appointment.

8.	Non-Competition

	(1)	Non-Competition during the appointment:

You agree that during the period of appointment, you shall not, directly or indirectly, contact, solicit, provide service to, engage in, work in part-time manner for, or participate in the same or similar business, projects or activities. You also agree not to engage in profit-making activities by making use of the Company’s equipment and facilities, or doing the same during working hours.

	(2)	Non-Competition after the appointment:

You agree to comply with the “Non-Competition after the appointment” clauses as below (“Non-Competition Covenant”)

A.

In the territory of Taiwan, within [ 24 ] months after terminating the appointment relationship (hereinafter referred to as the “Non-Competition Period”), you shall not work in, engage in, associate with, or support any person (such as a company, individual or institutional organization) that is in competition with or may form or become a competitor to the Company or its affiliates ("Affiliates"), nor shall you engage or participate in the same or similar projects.

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B.

The Company shall pay you an indemnity at the standard of [ at least 50 ]% of your final Basic Monthly Salary per month in arrears during the Non-Competition Period as compensation for your compliance.

C.	During the Non-Competition Period, you shall inform the Company of any offer which may be of a competitive nature but you may accept.

D.	During the Non-Competition Period, you shall inform your new principal or employer of the present Non-Competition Covenant prior to entering into any commitment.

Payment of this lump-sum penalty shall be without prejudice to the Company’s right to engage in proceedings against you and/or your new principal or employer in reparation for the financial and other damages (including goodwill) actually suffered. Nor shall this indemnity be prejudicial to the Company’s right to obtain a court order with a guarantee, preventing the competitive activity by you or your principal or employer during the Non-Competition Period.

E.

The Company expressly reserves the right to waive the benefit of this Non-Competition Covenant at any time, particularly in the event where the Company’s interest in your obligation ceases to be present, by stopping paying the financial compensation stipulated above.

F.	You agree that, upon termination of the Agreement and if this Non-Competition Covenant is still in force, this special provision will be included in the work certificate that will be given to you.

9.	Confidentiality Duty

	(1)	The definition of Confidential Information:

The term Confidential Information in this Agreement means any or all of the following materials provided or disclosed, collected, summarized, integrated, studied, developed or obtained by the Company, or being disclosed under the authorization of the third party, which should be continuously kept confidential according to the law or to this Agreement or by the intention of the Company or disclosing party (“Confidential Information”). The aforesaid Confidential Information shall not be limited to commercial interests and can be produced in any form including in written or oral notices, various information mediums, or any other means, the scope of which shall include but is not limited to: (1) all information related to internal control systems, operating plans; (2) all financial statements, business, records and projections, or information in connection with procurement plans, marketing plans and methods, cost calculations; (3) all the Company's and Affiliates' material information, contracts, personnel and salary information, financial information, undisclosed creations, confidential information disclosed by third parties, and/or any information obtained by the Company or its Affiliates resulting from contracts and from the law; and (4) other information for which, the wording of secret or confidential or some similar words has been indicated, expressed or stated, or that you should reasonably understand to be confidential or proprietary to the Company or its Affiliates; or any customer, client, supplier or their prospects, or other company that does business with the Company or its Affiliates.

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(2)	Confidentiality Duty:

A.

You shall be obliged to keep secret the Confidential Information referred to in this Agreement, and shall make your best efforts to keep Confidential Information obtained during the performance of your duties strictly confidential. Except for the information that you obtain during the course of carrying out normal or specified duties authorized by the Company, you shall not be allowed to detect, employ, misuse or, in an inappropriate manner investigate, obtain or use the Confidential Information referred to in this Agreement.

B.

Regarding the Confidential Information being learned, held or received by you during work or outside work, you shall not, without the express written consent of the Company in advance, either arbitrarily make photocopies, send e-mails, duplicate disks or other magnetic documents, take photos, record the sound or image, or use any other method to record, document or distribute the said Confidential Information. If you need to copy, duplicate or make any kind of record of the aforementioned items, you shall take the initiative to inform the Company and shall destroy any spare copies or return the documents to the Company according to the Company’s instructions upon termination of the appointment.

C.

You shall not divulge Confidential Information or deliver documents, disks or other magnetic or digital records, audio tapes, VCR tapes or use any other direct or indirect method to convey information to any persons who have no right to access such Confidential Information in so far as the work is concerned. Such persons shall include but are not limited to employees of the Company, collaborators, competitors, potential competitors, clients, or potential clients.

D.

You shall not use or divulge the Confidential Information referred in this Agreement for the sake of yourself, or for the interest of the third party, or for the purpose of damaging the Company, or for damaging the secrecy of such Confidential Information. You shall protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.

E.

You shall not engage in illegal or personal activities by making use of Company’s network and computer resources, and are prohibited from installing any software program without the Company’s consent. When making use of computers and network resources owned by Company, you shall act in compliance with the Company’s work rules, policy, and other regulations. You agree that the Company may, from time to time, check your uses of the Company’s network and computer resources, and may prepare a backup of the computer data.

F.

Confidential Information, in whatever form, that comes into your possession during the course of your appointment, shall be deemed to be and remain the property of the Company. Upon the termination of your appointment, you shall complete the handover procedures according to the Company’s requirements and shall promptly return to the Company all documents and other tangible items containing or representing the Confidential Information that has been disclosed by the Company, including but not limited to all original documents, copies of original documents, disks, other magnetic or digital records, excerpts or records in your possession that were either acquired by you or produced by you during your appointment. In the meantime, you shall provide a written statement declaring that you have returned all the aforesaid items and information, and that no further items are in your possession. In the event of any Confidential Information or items being omitted and therefore not returned, you shall return it (them) within 48 hours of such an omission being discovered.

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10.	Indemnification

You agree to indemnify and hold the Company harmless from any and all losses and liability (including attorney’s fees) which may arise out of or as a result of any unauthorized act by you or any act caused by you in contravention of the applicable laws or regulations, this Agreement, the Company’s policy, or other regulations.

11.	Entire Agreement and Modification

The Company’s policy, and other regulations, all of which can be amended by the Company from time to time, constitute a part of this Agreement. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed and constitutes the entire and complete understanding of the parties in relation to the appointment. Any modification or amendment to this Agreement will not be valid unless made in writing and signed by both you and the Company. Notwithstanding the foregoing, if the Company modifies or amends its policy and other regulations, such modifications or amendments will be valid upon written notice to you, and will not require you to sign such modifications or amendments.

12.	Governing Law and Jurisdiction

(1)	The execution, interpretation and enforcement of this Agreement and the respective rights and obligations of the parties shall be governed and construed in accordance with the laws of Taiwan.

(2)	Both parties shall submit to the jurisdiction of the Taiwan Hsinchu District Court in the event of a dispute relating to this Agreement.

13.	Severability

If any of the terms of this Agreement are declared illegal or unenforceable by any court of competent jurisdiction, such term or terms shall be deemed null and void and shall be considered deleted from this Agreement. All the remaining terms shall remain in full force and effect.

14.	Language

This Agreement is made in both English and Chinese. Should there be any discrepancies in the English and Chinese versions, the English version shall prevail.

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AINOS INC. TAIWAN BRANCH (USA)

Signed:

Legal Representative

Date May 8, 2023

******************************

Signed:

Meng-Lin, Sung

Date May 8, 2023

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